Exhibit 99.1

Systemax Notifies Gilbert Fiorentino of Intent to Terminate Employment

PORT WASHINGTON, NY, April 18, 2011 — Systemax Inc. (NYSE: SYX)reported that it has notified Gilbert Fiorentino, Chief Executive, Technology Products Group and Director of the Company, that it intends to terminate his employment, pursuant to the terms of his employment contract. Fiorentino has been placed on administrative leave, effective immediately.  Systemax has named Robert Leeds to serve as Interim Chief Executive, Technology Products, reporting to Systemax Chairman and CEO Richard Leeds.  Robert Leeds was the founding CEO of Systemax’s Technology Products business and currently serves as Vice Chairman of the Board of Directors.

The Company’s action followed the conclusion of its independent investigation of anonymous whistleblower allegations concerning the Company’s Miami, Florida operations.  The investigation was initially disclosed in Systemax’s Form 10-K filed with the SEC on March 17, 2011.

Systemax reported that the investigation, which was conducted by the Audit Committee with the assistance of independent counsel, determined that the issues giving rise to the allegations did not have a material impact on Systemax’s previously reported financial results and were limited to the Company’s Miami operations.  The Company expects normal business operations to continue for its Technology Products Group businesses.

Richard Leeds, Chairman and Chief Executive Officer of  Systemax, stated, “We appreciate that our internal processes facilitated the efforts of the individual who brought these matters to our attention, and we appreciate the diligent work done by our Audit Committee and its independent counsel to thoroughly evaluate the complaints.  Systemax’s Technology Products businesses benefit from the leadership of a strong team and the hard work of many great employees throughout the organization.  We thank them for their continued support and dedication and look forward to a promising future.”

About Systemax

Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce web sites, retail stores, relationship marketers and direct mail catalogs in North America and Europe.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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CONTACTS

For Investors:
Jeff Majtyka
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or
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Brainerd Communicators, Inc.
212-986-6667

For Press:
Nancy Zakhary
nancy@braincomm.com
Brainerd Communicators, Inc.
212-986-6667